Exhibit 10.30

English Translation

Cooperation Agreement

Between

RENESOLA LTD

And

Linzhou Zhongsheng Steel Co., Ltd

Party A: RENESOLA LTD

Authorized Representative: Li Xianshou

Registered address: British Virgin Islands

Tel: 0573-84773058

Fax: 0573-84773383

P. C: 314117

Party B: Linzhou Zhongsheng Steel Co., Ltd.

Legal Representative: Sang Zhongsheng

Address: Datun Village, Chengjiao Township, Linzhou City

Tel: 0372-6885653, 15937266552

P. C: 456550

Through friendly negotiation between Party A and Party B,, both parties have reached an agreement on the development of semiconductor silicon materials and signed this Cooperation Agreement (hereinafter referred to as “this Agreement”) according to the provisions of relevant laws and regulations in Linzhou City, Henan Province on August 3rd 2007:

I.	Goal

On basis of the principle of mutual benefit and sincere cooperation and with the relentless support form Linzhou Municipal Government, both parties join hands in entering the semiconductor silicon materials market that offers a very promising market prospect. Both parties are willing to fully cooperate in establishing a large-scale polysilicon manufacturer (hereinafter referred to as “this Project”). The success of this cooperation will not only enable both parties to achieve win-win but also make great contribution to the industrial development of Linzhou Municipality and to the investment promotion project.

II.	Parties

1. Party A: Renesola Ltd

Party A is a company registered in British Virgin Islands and was listed in Britain on August 8th 2006. Now its total market value is over RMB9.0 billion Yuan. Party A is dedicated to the development of PV energy and is aimed at becoming a first-class enterprise in the world’s PV energy field.

2. Party B: Linzhou Zhongsheng Steel Co., Ltd

Party B is a famous private enterprise in Linzhou Municipality, Henan Province. It engages in steel as well as other industries. It has invested in the multi-crystal silicon project. Now, in addition to a technical team comprising experienced senior technicians in China, it also owns other resources, e.g. machines/equipment, land use rights, plants under construction, etc. Party B hereby promises and warrants to Party A that it owns legal rights to the above-mentioned existing resources related to the above polysilicon project, including tangible and intangible assets (the technical team’s technologies, know-how, etc), and there are no potential or existing technical, legal or economic disputes with any third party.

III.	Prospect of cooperation

1. Party A has entered the solar energy industry for years and owns rich resources and has a big customer base. Now, Party A decides to engage in the production and sales of polysilicon and sincerely and fully cooperates with Party B and its team to lower the production and management costs and fully increase the economic benefits for both parties.

2. This cooperation will bring to Linzhou Municipality of Henan Province not only strong capital support, but also advanced management ideas. Polysilicon is a hi-tech project supported by the government and has a very promising market prospect. This cooperation will produce for Linzhou Municipality more social benefits than economic benefits. It will drive the booming development of the industries of the whole region and enable the economic development of Linzhou Municipality to advance at a bigger pace.

IV.	Governmental policies

Linzhou Municipal Government of Henan Province supports the development of high technologies and highly emphasizes this Project. It specifically convened a meeting, at which favorable policies suitable for this Project were formulated and policy preferences (land, power supply, taxation and human resources) were given to this Project through such forms as meeting minutes (see Attachment 1) to relentlessly promote the smooth development of this Project.

V.	Means of cooperation and investments by both parties

1. In order to ensure the smooth implementation of this Project, Zhejiang Yuhui Solar Energy Co., Ltd, (hereinafter referred to as “Yuhui Solar”) a subsidiary wholly owned by Party A, will provide RMB10,000,000 via bank transfer before August 7, which shall be used for polysilicon project only. Party B promises and warrants to Party A that this funds will not be used for any other purpose. Party B shall repay the fund to Party A before June 2008 according to the loan agreement between Yuhui Solar and itself.

2. For the purpose of this Project, within three months after this Agreement is signed, Party B shall be responsible for completing the environmental evaluation report and safety evaluation report, obtaining the land use permit and business license, and completing other relevant formalities.

3. In order to implement this Project, Party A and Party B will establish a joint-venture enterprise: Linzhou Zhongsheng Semiconductor Polysilicon Co., Ltd. (hereinafter referred to as “the JV”).

4. For the JV, a total of fifteen reducing furnaces will be built in phases. The annual output of multi-crystal silicon is estimated to be over 750 tons. After this Agreement is signed, Party B will continue to be responsible for building six reducing furnaces of Phase I under construction until the property rights are transferred to the JV.

5. Both parties plan to contribute the capital for the JV in the following way:

1) Party A will contribute RMB102.90 million Yuan (or equivalent in USD) in cash, accounting for forty-nine (49%) percent of the registered capital of the JV; Party A shall contribute capital to the JV in compliance with the provisions of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant laws and regulations. The deadline for capital contribution and the amount of capital to be contributed for each phase shall be negotiated and determined between Party A and Party B/Zhongsheng in the joint-venture contract.

2) Zhongsheng will contribute a total of RMB260 million Yuan (or equivalent in USD) in machines, equipment, know-how, industrial property rights, plants, land use rights, cash, etc (please see Attachment 2 hereto – Asset List), accounting for fifty-one percent (51%) of the registered capital of the JV. Party B shall request Zhongsheng to contribute capital to the JV in compliance with the provisions of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant laws and regulations. The deadline for capital contribution and the amount of capital to be contributed for each phase shall be negotiated and determined between Party A and Party B/Zhongsheng in the joint-venture contract.

3) The equity will not be distributed in proportion to the amount of contributed capital. Instead, equity distribution is negotiated and determined after Party B makes concession. Without written consent from both parties, the equity distribution will remain unchanged. If more capital is requested for the construction of this Project, both parties, after agreement is reached through negotiation, can contribute additional capital to the JV in proportion to the above equity distribution or otherwise satisfy the financing needs of the JV.

6. It is warranted by Party B that Party B will transfer the patents owned by the technical team of Party B and other intellectual property rights and know-how recognized by both parties to the JV as part of the capital contribution by Zhongsheng.

7. All of the technologies, intellectual property rights and business secrets of the JV are the legal properties of the JV and neither Party A nor Party B can use any of them for any other purpose than the JV.

8. During the continuation of the JV, 90% of the product of the JV shall be supplied to Party A or the companies designated thereby, provided that demand of the JV itself is satisfied. The supply price shall be 97% of the market price. The supply means is delivery upon payment. Detailed provisions will be set forth in a separate supply agreement to be signed by both parties and the JV.

9. During the continuation of the JV, if one party plans to transfer or sell its equity in the JV, it shall in writing notify the other party in advance. The other party shall have the right to buy the equity owned in the JV but transferred by the other party and the purchase price shall be the same as specified in the JV.

10. “Linzhou Zhongsheng Semiconductor Polysilicon Co., Ltd” is a pre-approved name of the JV. If the name of Zhongsheng changes at the time of registration and establishment, the change will not affect the relevant rights and obligations as related to Zhongsheng and agreed herein.

VI.	Board of Directors

1. The JV will have a Board of Directors (BOD) which will be officially established on the date on which the JV is registered.

2. The BOD will be the organization of supreme power for the JV and decide all of the major issues of the JV. Board members will be appointed by both Party A and Party B. When needed, either party can replace the directors appointed thereby. To replace any director, a written notice shall be given to the board and the other party one month in advance. The Board Chairman will be appointed by Zhongsheng, while the Vice Chairman will be appointed by Party A. The Vice Chairman can veto major business issues of the JV, including major capital investments and financing projects that may have impact on the existence of the JV.

3. Other issues concerning the BOD will be specified in accordance with the provisions of the Articles of Association of the JV.

VII.	Business management organization

1. The JV will establish a business management organization which will be in charge of the day-to-day business management of the JV. The business management organization will have one General Manager and deputy general managers, all of whom shall be appointed or removed by Party A.

2. The responsibility of the General Manager is to execute the resolutions of the BOD and in charge of the day-to-day business management of the JV. Deputy general managers shall assist the General Manager in working. The General Manager represents the JV externally and appoints and removes subordinates internally. Within the authority granted by the BOD, the General Manager shall have the right to sign on behalf of the JV the contracts related to the business of the JV. The establishment, organization, responsibilities and personnel of each department shall be determined by the General Manager and deputy general managers on basis of the principles made by the BOD and shall be subject to the approval by the BOD.

3. Unless agreed by the BOD, neither the General Manager nor the deputy managers shall participate in any business competition between other economic organizations and the JV. The BOD shall have the right to dismiss the General Manager or any deputy general manager or any other senior manager if he/she embezzles or seriously breaches his/her duty.

VIII.	Taxation, accounting and auditing of the JV

1. The JV shall pay taxes in accordance with the relevant laws and ordinances of China. The JV shall apply for all of the most favorable treatments as provided by Chinese laws from time to time regarding taxes and other expenses collected by the government, including but not limited to relevant favorable policies of the Central Government and Henan Provincial Government as well as the relevant preferential taxation policies of Linzhou Municipal Government.

2. The employees of the JV shall pay the individual income taxes pursuant to the Individual Income Tax Law of the People’s Republic of China.

3. The reserve fund, enterprise development fund, employee welfare fund and the bonus fund shall be withheld from the after-tax profit of the JV. The proportions to be withheld each year shall be discussed and determined by the BOD on basis of the business conditions of the JV.

4. The accounting year of the JV begins on January 1st and ends on December 31st of each calendar year.

5. The JV will complete the preparation of the annual financial reports within thirty (30) days after an accounting year ends and send the duplicate copies of the audited financial reports to both parties of the JV and the all board members. The annual financial reports include the relevant balance sheet and profit and loss statement ended at the end of the accounting year. Financial reports shall be audited by an internationally famous accounting firm registered in China and appointed by the BOD.

6. Within the last fifteen days of each month, the JV will submit to the parties to and the BOD of the JV the business and financial reports for the previous month. Both parties shall have the right to hire auditors at any time at its own expense to examine the accounts and records of the JV.

7. Party A shall have the right to appoint the Financial Director of the JV to supervise over the financial and accounting issues of the JV. Other staff of the Finance Department shall be hired / appointed by the BOD of the JV.

IX.	Profit distribution and loss sharing

Unless the BOD otherwise decides, the profit of the JV after the payable taxes are paid and the funds are withheld each year shall be distributed in the next year between both parties to the JV in proportion to their respective share of the registered capital of the JV.

X.	Liabilities for breach of contract

If either party fails to perform all or part of its obligations hereunder, the non-breaching party shall have the right to immediately terminate this Agreement by giving the breaching party a written notice and the breaching party shall bear all the direct losses sustained by the non-breaching party. The liability of the breaching party for liquidated damages shall be equal to the actual direct loss sustained by the non-breaching party as a result of the said breach of contract, provided that the liability for the liquidated damages shall not exceed the amount of capital contributed by the breaching party as specified herein. If this breach of contract is caused by the defaults on both parties, both parties shall bear the liability for the liquidated damages on basis of their respective contribution to the loss.

XI.	Miscellaneous

1. Without prior written consent from the other party, neither party shall transfer its rights/obligations hereunder.

2. If any provision hereof becomes inapplicable or invalid in whole or in part, the inapplicability or invalidity will not affect the applicability or validity of other provisions hereof.

3. Where this Agreement is inconsistent with any other agreement (regardless of its form) reached by both parties before this Agreement is signed, this Agreement shall prevail.

4. For any issue not covered herein, supplementary provisions shall be provided through negotiation between Party A and Party B. All of the supplementary provisions of and attachments to this Agreement form an integral part hereof.

5. All information related to this Agreement is considered as confidential information. Without prior written consent from the other party, neither party shall disclose or use the said confidential information for any other purpose than this Project.

6. Any dispute over the effectiveness hereof or arising from performance hereof shall be settled through friendly negotiation between both parties. In case no settlement can be reached through negotiation, either party can submit it to Hong Kong International Arbitration Centre for arbitration.

7. This Agreement is made in sixtuplicate, two copies for each of Party A and Party B and the other two copies to be submitted to relevant governmental agencies for filing.

8. This Agreement will take effect after being signed by the duly authorized representative of Party A and Party B, respectively.

[No Text Below]

[Signature Page]

Party A: ReneSola Ltd.

Authorized Representative: /s/ Xianshou Li

Date: August 3, 2007

Party B:	Linzhou Zhongsheng Steel Co., Ltd. (Seal)
/s/ Zhongsheng Sang

Date: August 3, 2007